Exhibit 5.2

Date: February 27, 2020

To: Oriental Culture Holding LTD

No. 2, Youzishan Road, Dongba Street, Gaochun District

Nanjing City, Jiangsu Province, People’s Republic of China, 210000

Re: PRC Legal Opinion on Certain PRC Legal Matters

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this legal Opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan), and are qualified to issue this legal opinion on the laws and regulations of the PRC (this “Opinion”).

We are acting as the PRC counsel to Oriental Culture Holding LTD (the “Company”), a company incorporated under the laws of Cayman Islands, in connection with (A) the Company’s registration statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, relating to the initial public offering (the “Offering”) by the Company of its Ordinary Shares (the “Ordinary Shares”) and (B) listing of the Company’s Ordinary Shares on the NASDAQ Capital Market (the “Nasdaq”). We have been requested to give this Opinion as to the matters set forth below.

A. Definitions

As used herein, the following terms are defined as follows:

(a)	“Control Agreements” means the contracts and agreements set forth in Appendix II hereto;

(b)	“CSRC” means the China Securities Regulatory Commission;

(c)	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(d)	“Governmental Authorization” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(e)	“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce;

(f)	“Material Adverse Effect” means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material adverse effect on the conditions (financial or otherwise), business, properties or results of operations or prospects of the Company and its subsidiaries, taken as a whole, or on the ability of the Company to consummate the Offering;

(g)	“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement;

(h)	“PRC Law” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislations of the PRC in effect and available to the public on the date of this Opinion;

(i)	“PRC Group Entities” means the entities listed in Appendix I hereto and also consolidated in the financial statements of the Company (each a “PRC Group Entity”, collectively “PRC Group Entities”);

(j)	“Jiangsu Yanggu” means Jiangsu Yanggu Culture Development Co., Ltd. (in Chinese “江苏旸谷文化发展有限公司”);

(k)	“WFOE” means Nanjing Rongke Business Consulting Service Co., Ltd. (in Chinese “南京嵘科商务咨询服务有限公司”);

(l)	“Nanjing Yanyu” means Nanjing Yanyu Information Technology Co., Ltd. (in Chinese “南京焱宇信息科技有限公司”);

(m)	“Nanjing Yanqing” means Nanjing Yanqing Information Technology Co., Ltd. (in Chinese “南京焱庆信息科技有限公司”);

(n)	“Kashi Longrui” means Kashi Longrui Business Management Services Co., Ltd. (in Chinese “喀什隆瑞商业管理服务有限公司”);

(o)	“Kashi Dongfang” means Kashi Dongfang Cangpin Culture Development Co., Ltd. (in Chinese “喀什东邡藏品文化发展有限公司”).

B. PRC Laws

This Opinion is rendered on the basis of the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective and publicly available as of the date hereof and there is no assurance that any PRC Laws will not be changed, amended or replaced in the future with or without retrospective effect.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

C. Documents and Assumptions

For the purpose of giving this Opinion, we have examined the Registration Statement, the originals or copies of documents provided to us by the Company and the PRC Group Entities and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable for the purpose of rendering this Opinion (the “Documents”).

Without prejudice to the foregoing, we have also made due inquiries as to other facts and questions of law as we have deemed necessary in order to render this opinion.

A company search conducted with the competent administration for market regulation of the PRC (the "Companies Registry") is limited in respect to the information it produces. Further, a company search does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, a company search carried out in the PRC is unlikely to reveal any information as to any such procedure initiated by the Company in any other jurisdiction.

For the purpose of this Opinion we have assumed:

(a)	the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of the Documents;

(b)	that the documents containing resolutions of directors and shareholders, respectively, or extracts of minutes of meetings of the directors and meetings of the shareholders, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of shareholders, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(c)	the accuracy and completeness of all factual representations (if any) made in the Documents;

(d)	that insofar as any obligation under the Documents is to be performed in any jurisdiction outside PRC, its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(e)	that the information disclosed by the company searches referred to above is accurate and complete as at the time of this Opinion and conforms to records maintained by the Company and each of the PRC Group Entities, respectively, and that, in the case of the company search, the search did not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted; and

(f)	that there has been no change in the information contained in the latest records of the Company and each of the PRC Group Entities, respectively, under the Companies Registry made up to the issuance of this opinion.

D. Opinions

Based upon and subject to the foregoing descriptions, assumptions and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

(i)	Each of the PRC Group Entities has been duly incorporated and validly exists as a company with limited liability and enterprise legal person status under the PRC Laws. All the equity interest in the registered capital of each of the PRC Group Entities is owned by its shareholders currently registered with the competent administration for market regulation. The current articles of association and the business license of each of the PRC Group Entities comply with applicable PRC Laws and are in full force and effect.

(ii)	To our best knowledge after due and reasonable inquiries, except as disclosed in the Registration Statement and the Prospectus, none of the PRC Group Entities is (a) in breach or violation of or in default, as the case may be, under (i) any applicable PRC Laws, (ii) its articles of association or business license, or (iii) any Governmental Authorization which has been obtained by any PRC Group Entities, or (b) subject to any verdict, judgment or order of any court in the PRC, applicable to any of the PRC Group Entities; except for situations that would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect.

(iii)	To the best of our knowledge after due inquiries, none of the PRC Group Entities has taken any action nor have any steps been taken or legal or administrative proceedings been commenced for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of any of the PRC Group Entities, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Group Entities.

(iv)	Appendix II sets forth a true, complete and correct list of all the current contractual arrangements and agreements (the “Control Agreements”). Each of the Control Agreements has been duly authorized, executed and delivered by the parties thereto, each PRC Group Entity or PRC individual has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such Control Agreement; each of the Control Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and does not violate any requirements of the applicable PRC Laws. No further Governmental Authorizations are required under the applicable PRC Laws in connection with the Control Agreements or the performance of the terms thereof. The determination that the Company is the primary beneficiary and the consolidation of the financial results of the PRC Group Entities are not contrary to the restrictions placed on foreign ownership and investments in the PRC.

(v)	Except as disclosed in the Registration Statement and the Prospectus, the current shareholders of the Company who are PRC citizens and residents, have duly completed the initial foreign exchange registration with the relevant governmental authority in respect of their respective overseas investments in the special purpose vehicles relating to the Company required under Circular on the Management of Offshore Investment and Financing and Round Trip Investment By Domestic Residents through Special Purpose Vehicles promulgated on July 4, 2014.

(vi)	The Company is not a special purpose vehicle formed for the purpose of acquiring domestic companies that are controlled by its PRC individual shareholders, as the company acquired contractual control rather than equity interests in its domestic affiliated entities, therefore the requirement of the M&A Rules is not applicable to the Company and the Company is not required to submit an application to CSRC for the approval of its initial public offering and the listing and trading of the Ordinary Shares on the Nasdaq.

(vii)	To our best knowledge after due and reasonable inquiries and as confirmed by the Company, none of the PRC Group Entities has been investigated, claimed or penalized for any PRC tax non-compliance which might be assessed against it or any penalty imposed in connection with any late payment of PRC taxes, except for situations that would not have, individually or in aggregate, a Material Adverse Effect.

(viii)	PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would recognize and enforce a judgment rendered by a court in the United States or the Cayman Islands.

(ix)	All statements set forth in the Registration Statement and the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Enforceability of Civil Liabilities”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), “Business”, “Regulations”, and “Taxation — People’s Republic of China Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

E. Certain Limitations and Qualifications

(a)	This Opinion is limited to matters of the PRC Law in effect on the date of this Opinion.

(b)	We have not investigated and do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

(c)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is given for the benefit of the persons to whom it is addressed upon the request by, and in its capacity as PRC legal counsel to, the Company.

This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be considered as a whole and no part should be extracted and referred to independently.

We hereby consent to the quotation or summarization of this Opinion and the reference to our name in, and the filing hereof, as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This Opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

Sincerely yours,

/s/ AllBright Law Offices
AllBright Law Offices

Appendix I PRC Group Entities

1.	Nanjing Rongke Business Consulting Service Co., Ltd. (in Chinese “南京嵘科商务咨询服务有限公司”)

2.	Jiangsu Yanggu Culture Development Co., Ltd. (in Chinese “江苏旸谷文化发展有限公司”)

3.	Nanjing Yanyu Information Technology Co., Ltd. (in Chinese “南京焱宇信息科技有限公司”)

4.	Nanjing Yanqing Information Technology Co., Ltd. (in Chinese “南京焱庆信息科技有限公司”)

5.	Kashi Longrui Business Management Services Co., Ltd. (in Chinese “喀什隆瑞商业管理服务有限公司”)

6.	Kashi Dongfang Cangpin Culture Development Co., Ltd. (in Chinese “喀什东邡藏品文化发展有限公司”)

Appendix II Control Agreements

1.	Control Agreements with Jiangsu Yanggu

1.1	Technical Consultation and Service Agreement by and among WFOE and Jiangsu Yanggu dated May 8, 2019;

1.2	Equity Pledge Agreements by and among WFOE, Jiangsu Yanggu and Jiangsu Yanggu shareholders dated May 8, 2019;

1.3	Equity Option Agreements by and among WFOE, Jiangsu Yanggu and Jiangsu Yanggu shareholders dated May 8, 2019;

1.4	Voting Rights Proxy and Financial Supporting Agreements by and among WFOE, Jiangsu Yanggu and Jiangsu Yanggu shareholders dated May 8, 2019.